Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-162471

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED May 20, 2010, as updated and supplemented by Amendment No. 1 to Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on May 27, 2010)

PROSPECTUS
GHN AGRISPAN HOLDING COMPANY
850,000 Shares of Common Stock

This prospectus, as updated and supplemented by Amendment No. 1 to Post-Effective Amendment No. 1 (collectively, the “Prospectus”), relates to the sale of up to 850,000 shares of GHN Agrispan Holding Company common stock, par value $0.001 per share (the “Common Stock”).

Recent Developments

This Prospectus Supplement No. 1 is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission on August 10, 2010 (the “Quarterly Report”).  Accordingly, we have attached the Quarterly Report to this Prospectus Supplement.  Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

In reviewing this Prospectus Supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is August 18, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE  30, 2010

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-29643

GHN AGRISPAN HOLDING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	88- 0142286
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

402 M, No. 16 Xinfeng 3rd Road, Xiamen City, PRC
86-136-6600-1113
(Address of Principal Executive Offices and Issuer’s
Telephone Number, including Area Code)

Indicate by check mark whether the registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No ☒

As of August 9, 2010, the issuer had outstanding 40,520,000 shares of common stock.

PART I  FINANCIAL INFORMATION

ITEM 1  Financial Statements

GHN AGRISPAN HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,991,310	$991,702
Accounts receivable, trade	1,138,592	256,348
Purchase deposits, trade	1,068,524	-
Amounts due from related parties	438,096	208,290
Land use rights, current portion	225,288	138,546
Prepayments, deposits and other receivables	629,218	79,578

Total current assets	5,491,028	1,674,464

Non-current assets:
Restricted cash	1,718,527	2,636,253
Purchase deposits of plant and equipment	367,312	491,755
Land use rights, net	1,836,659	1,158,050
Plant and equipment, net	1,654,283	967,970

TOTAL ASSETS	$11,067,809	$6,928,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowing	$205,622	$-
Accounts payable, trade	95,626	-
Amount due to a director	13,699	-
Income tax payable	528,647	62,359
Accrued liabilities and other payables	1,000,883	608,034

Total current liabilities	1,844,477	670,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,520,000 shares issued and outstanding as of June 30, 2010 and December 31, 2009	40,520	40,520
Additional paid-in capital	25,480	25,480
Statutory reserve	245,444	82,088
Accumulated other comprehensive income	131,211	85,662
Retained earnings	8,780,677	6,024,349

Total stockholders’ equity	9,223,332	6,258,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,067,809	$6,928,492

See accompanying notes to condensed consolidated financial statements.

GHN AGRISPAN HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”), except number of shares)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenue, net
- Product sales	$6,566,855	$-	$13,017,393	$-
- Product net sales	-	1,026,630	-	2,134,861
- Catering service and restaurant sales	2,075,281	248,263	3,486,816	458,759
	8,642,136	1,274,893	16,504,209	2,593,620

Cost of revenue (inclusive of depreciation and amortization)	6,551,539	184,569	12,738,798	411,110

Gross profit	2,090,597	1,090,324	3,765,411	2,182,510

Operating expenses:
Sales and marketing	1,571	16,290	10,533	17,863
General and administrative	250,198	32,895	404,903	67,432

Total operating expenses	251,769	49,185	415,436	85,295

Income from operation	1,838,828	1,041,139	3,349,975	2,097,215

Other income (expenses):
Subsidy income	73,156	-	73,156	-
Interest income	146	-	146	-
Interest expense	(303)	-	(459)	-

Total other income	72,999	-	72,843	-

Income before income taxes	1,911,827	1,041,139	3,422,818	2,097,215

Income tax expense	(238,428)	(16,047)	(503,134)	(21,097)

NET INCOME	$1,673,399	$1,025,092	$2,919,684	$2,076,118

Other comprehensive income: - Foreign currency translation gain (loss)	44,204	(265)	45,549	3,736

COMPREHENSIVE INCOME	$1,717,603	$1,024,827	$2,965,233	$2,079,854

Net income per share – Basic and diluted	$0.04	$0.03	$0.07	$0.05

Weighted average common stock outstanding – Basic and diluted	40,520,000	40,000,000	40,520,000	40,000,000

See accompanying notes to condensed consolidated financial statements.

GHN AGRISPAN HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$2,919,684	$2,076,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation on plant and equipment	173,829	34,562
Amortization on land use rights	100,191	36,122
Loss (gain) on disposal of plant and equipment	2,155	(2,799)
Changes in operating assets and liabilities:
Prepayments on land use rights	(857,193)	(1,378,750)
Accounts receivable, trade	(877,802)	472,236
Purchase deposits, trade	(1,064,444)	-
Prepayments, deposits and other receivables	(547,208)	2,303
Accounts payable, trade	95,261	(71,306)
Income tax payable	464,247	14,932
Accrued liabilities and other payables	390,416	(69,709)

Net cash provided by operating activities	799,136	1,113,709

Cash flows from investing activities:
Change in restricted cash	1,108,143	803,284
Proceeds from disposal of plant and equipment	-	78,335
Payments on purchase deposits of plant and equipment	(244,729)	(341,457)
Purchase of plant and equipment	(484,872)	(232,757)

Net cash provided by investing activities	378,542	307,405

Cash flows from financing activities:
Proceeds from short-term bank borrowing	204,837	-
Advance from a director	13,699	-
Repayment to related parties	(403,353)	(1,075,604)

Net cash used in financing activities	(184,817)	(1,075,604)

Effect of exchange rate changes in cash and cash equivalents	6,747	257

NET CHANGE IN CASH AND CASH EQUIVALENTS	999,608	345,767

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	991,702	244,175

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,991,310	$589,942

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$38,887	$63
Cash paid for interest	$459	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfer from purchase deposits of plant and equipment to plant and equipment	$370,685	$-

See accompanying notes to condensed consolidated financial statements.

GHN AGRISPAN HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(Currency expressed in United States Dollars (“US$”), except for number of shares)
(Unaudited)

	Preferred stock		Common stock		Additional paid-in	Statutory	Accumulated other comprehensive	Retained	Total stockholders’
	No. of share	Amount	No. of share	Amount	capital	reserve	income	earnings	equity

Balance as of December 31, 2009	-	$-	40,520,000	$40,520	$25,480	$82,088	$85,662	$6,024,349	$6,258,099

Transfer to statutory reserve	-	-	-	-	-	163,356	-	(163,356)	-

Net income for the period	-	-	-	-	-	-	-	2,919,684	2,919,684

Foreign currency translation adjustment	-	-	-	-	-	-	45,549	-	45,549

Balance as of June 30, 2010	-	$-	40,520,000	$40,520	$25,480	$245,444	$131,211	$8,780,677	$9,223,332

See accompanying notes to condensed consolidated financial statements.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－1	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States of America (“US GAAP”), and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of December 31, 2009 which has been derived from the audited financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended June 30, 2010 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2010 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the Management’s Discussion and the audited financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2009.

NOTE－2	ORGANIZATION AND BUSINESS BACKGROUND

GHN Agrispan Holding Company (“GHNA” or “the Company”) was incorporated in the State of Nevada on August 12, 2009. GHNA, through its subsidiaries and VIE, is mainly engaged in the provision of catering services and restaurant sales, and plantation and trading of agricultural products.

On January 1, 2010, the Company’s VIE, Yangyang has deregistered and transferred its operations to Yikoule.

As of June 30, 2010, details of the Company’s subsidiaries and variable interest entity (“VIE”) are described below:

	Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities

1	Easecharm International Limited (“Easecharm”)	British Virgin Islands January 21, 2009	10,000 issued shares of US$1 each	Holds 100% equity interest in HKYD

2	Hong Kong Yidong Group Company Limited (“HKYD”)	Hong Kong April 12, 2005	1,000,000 issued ordinary shares of HK$1 each	Holds 100% equity interest in Xinyixiang and Joy City

3	Joy City Investment Limited (“Joy City”)	Hong Kong March 10, 2009	10,000 issued ordinary shares of HK$1 each	Holds 100% equity interest in Ningbo Yiqi

4	Xiamen Xinyixiang Modern Agricultural Development Co., Ltd.	The PRC July 20, 2006	US$100,000	Investment holdings, provision of catering services and restaurant sales, and plantation and trading of agricultural products

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities

5	Xiamen Yikoule Catering Distribution Co., Ltd. (“Yikoule”)	The PRC September 26, 2003	RMB1,000,000	Provision of catering services and restaurant sales

6	Ningbo Yiqi Supply Chain Management Co., Ltd. (“Ningbo Yiqi”)	The PRC September 15, 2009	US$120,000	Provision of catering services and restaurant sales.

7	Xiamen Yixinrong Fruit & Vegetable Market (“Yixinrong”) #	The PRC January 6, 2009	N/A	Trading of fruits, vegetables and dry food products

# represents variable interest entity (“VIE”)

GHNA and its subsidiaries and VIE are hereinafter collectively referred to as (the “Company”).

NOTE－3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

●	Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

●	Basis of consolidation

The condensed consolidated financial statements include the financial statements of GHNA and its subsidiaries and VIE. All inter-company balances and transactions between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

The Company has adopted the ASC Topic 810-10-25, “Variable Interest Entities” (“ASC 810-10-25”). ASC 810-10-25 requires a variable interest entity or VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

●	Variable interest entity (“VIE”)

The Company’s operating subsidiary, Yikoule operates its trading of fruits, vegetables and dry food products in the PRC, through its variable interest entity namely Yixinrong.

A series of agreements were entered into amongst Yikoule and Yixinrong, providing Yikoule the ability to control Yixinrong, including its financial interest as described below:

1.	Option Agreement, Yikoule has the option to purchase all of Yixinrong’s assets and ownership at any time.

2.
Operating Agreement and Exclusive Consulting Services Agreement, Yikoule is appointed as its exclusive service provider to provide business support and related consulting services. Yixinrong is agreed to pay the consulting and service fee which equal to 100% of their net profits to Yikoule.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

3.	Pledge Agreement, Yixinrong agreed to pledge their legal interest to Yikoule as a security for the obligations of Yixinrong under the exclusive consulting services agreement.

With the above agreements, Yikoule demonstrates its ability to control Yixinrong as the primary beneficiary and the operating results of the VIE are included in the condensed consolidated financial statements for the six months ended June 30, 2010 and 2009.

●	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts receivable, trade

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. As of June 30, 2010, the Company has pledged its accounts receivable as collateral for short-term bank borrowings.

For the six months ended June 30, 2010 and 2009, the Company has not recorded the allowance for doubtful accounts.

●	Purchase deposits, trade

Purchase deposits represented prepayments to vendors for the procurement of agricultural products in the normal course of business. Purchase deposits are recorded when payment is made by the Company and relieved against accounts payable when the agricultural products are received by the Company.

●	Land use rights

Land use rights represented the aggregate rent payments of farmland use rights for approximately 350.56 acres of farmlands to develop the agricultural plantation bases in Fujian and Gansu Province, the PRC. The land use rights are recorded at cost and amortized on the straight-line method over the lease term of 10 years, due through September 2019.

●	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account the residual value:

	Depreciable life	Residual value
Leasehold improvement	5 - 10 years	0%
Kitchenware	5 years	5% - 10%
Furniture, fittings and equipment	5 years	5% - 10%
Motor vehicles	5 years	5% - 10%

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

●	Impairment of long-lived assets

In accordance with the ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, ,the Company reviews its long-lived assets, including plant and equipment and land use rights for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of June 30, 2010.

●	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

(a)        Product sales

(i)         Trading of agricultural products

The Company generates revenue from the distribution and re-sale of agricultural products such as fruits, vegetables and dry food products in the PRC. Under the terms of various arrangements, the Company usually performs as an agent and receives a fixed, contracted percentage of service fee, based upon the invoiced amount of agricultural products procured on the client’s behalf.

The Company has followed the guidance of Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross As A Principal Versus Net As An Agent” (“EITF 99-19”) whereby the Company evaluates transactions on a case by case basis to determine whether the transaction should be recorded on a gross basis as a principal or net basis as an agent. This evaluation includes, but not limited to, assessing whether the Company (1) or third-party supplier is a primary obligor in the arrangement, (2) has general inventory risk, (3) has latitude in establishing pricing, (4) has discretion in supplier selection, (5) can physically change the product, (6) has credit risk and (7) acts as an agent or broker with compensation on a commission or fixed fee basis.

Net basis as an agent

Based on its assessment of the indicators listed in the EIFT 99-19, the Company has concluded that the existing trading business should be accounted for on a net basis. Accordingly, revenue is recognized when services are performed and recorded, net of the purchase costs paid to the suppliers, as the Company is not the primary obligor assuming no risk and rewards of ownership of the agricultural products, the percentage earned is typically fixed and does not bear general inventory and credit risk.

For the six months ended June 30, 2009, the gross revenue generated from trading of agricultural products was $11,098,060.

Gross basis as a principal

In any instance, the Company assumes the position of primary obligor and thus will recognize revenue on the gross amount billed to the customers when persuasive evidence of an arrangement exists, the products are delivered, the fee is fixed and determined and the collection of the resulting receivable is probable. Under the gross basis accounting, the related cost of revenue will be separately recorded, which primarily consists of seeds, fertilizers, pesticides, purchase costs of agricultural products for re- sale , subcontracting fee, amortization of land use rights and other operating costs directly attributable to the trading business.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

For the six months ended June 30, 2010, the Company acted as a principal and recognized its revenue generated from trading of agricultural products on a gross amount billed to the customers.

(ii)         Sale of frozen lunch boxes

The Company generally sells its frozen lunch boxes to the retail chains and convenience stores on a basis of limited return rights. Revenue is recognized when title passes upon delivery of its products to customers, net of applicable provisions for returns and allowances and business taxes. Since these frozen lunch boxes are perishable, the right of return is limited to 24 hours after the delivery date.

(b)         Catering service and restaurant sales

(i)          Catering services

Catering services are either provided at the customers’ workplaces or the Company’s central kitchens under the contract for the period ranging from 3 months to 1 year. Revenues for catering services billed on per-unit (meal) basis are recognized as the services are sold to the customer, net of business taxes.

(ii)         Restaurant sales

The Company operates restaurant to provide the meal service in the industrial zone. Revenue from restaurant sales is recognized when food and beverage products are sold to the customers, net of business taxes.

(c)        Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of revenue

Cost of revenue includes cost of merchandise, food supplies, labor cost, depreciation, packaging cost and overhead that are directly attributable to the provision of catering services and distribution of products. Shipping and handling costs, associated with the distribution of catering products to the customers, are recorded in cost of revenue and are recognized when the related catering products is shipped to the customer.

●	Government subsidy income

Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions. Subsidy income is recognized in the accompanying condensed consolidated statements of operations at the period when it was received from the local PRC government.

●	Comprehensive income

ASC Topic 220, “Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying condensed consolidated statement of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Income taxes

The provision for income taxes is determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the six months ended June 30, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2010, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

●	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common stock outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common stock that would have been outstanding if the potential common stock equivalents had been issued and if the additional common stocks were dilutive.

●	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective year:

	June 30, 2010	June 30, 2009
Period-end RMB:US$1 exchange rate	6.8086	6.8448
Period average RMB:US$1 exchange rate	6.8348	6.8432

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the six months ended June 30, 2010 and 2009, the Company operates in two reportable operating segments: catering/food distribution business and agricultural business in the PRC.

●	Fair value measurement

ASC Topic 820, “Fair Value Measurements and Disclosures” ("ASC 820"), establishes a new framework for measuring fair value and expands related disclosures. Broadly, ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

●	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash and cash equivalents, accounts receivables, prepayments and other receivables, accounts payable, income tax payable, accrued liabilities and other payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values. The estimated fair value of short-term bank borrowing was approximately $205,000 as of June 30, 2010, based on current market prices or interest rates. Any changes in fair value of assets or liabilities carried at fair value are recognized in other comprehensive income for each period.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2009, the Financial Accounting Standard Board (“FASB”) issued certain amendments as codified in ASC Topic 605-25, “Revenue Recognition; Multiple-Element Arrangements.”  These amendments provide clarification on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated.  An entity is required to allocate revenue in an arrangement using estimated selling prices of deliverables in the absence of vendor-specific objective evidence or third-party evidence of selling price. These amendments also eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.  The amendments significantly expand the disclosure requirements for multiple-deliverable revenue arrangements.  These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company will adopt the provisions of these amendments in its fiscal year 2011 and is currently evaluating the impact of these amendments to its consolidated financial statements.

In March 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-11, “Derivatives and Hedging (Topic 815) — Scope Exception Related to Embedded Credit Derivatives.” ASU 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective on July 1, 2010 and are not expected to have a significant impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued ASU 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010 and is not expected to have a significant impact on the Company’s financial statements.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in ASU 2010-19 are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2010, the FASB issued new accounting guidance that will require additional disclosures about the credit quality of loans, lease receivables and other long-term receivables and the related allowance for credit losses. Certain additional disclosures in this new accounting guidance will be effective for the Company on December 31, 2010 with certain other additional disclosures that will be effective on March 31, 2011. The Company does not expect the adoption of this new accounting guidance to have a material impact on its consolidated financial statements.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－4	RESTRICTED CASH

The Company has classified certain cash and cash equivalents that are not available for use in its operations, which are restricted for capital expenditure in connection with the Company’s expansion plans in catering and agriculture trading businesses in the next 12 months.

During 2010 fiscal year, the Company continued the expansion plans to construct the additional kitchen facilities in Ningbo City, Zhejiang Province and develop the agricultural plantation bases in Gansu Province in the PRC at a total estimated cost of $4,406,600 (equivalent to RMB30,002,680). For the six months ended June 30, 2010, the Company expended $1,764,254 on these expansion plans from its restricted cash and recorded as additions to plant and equipment, land use rights and purchase deposits for plant and equipment.

NOTE－5	AMOUNTS DUE FROM RELATED PARTIES

As of June 30, 2010 and December 31, 2009, amounts due from related parties of $438,096 and $208,290 represented temporary advances to related companies which are controlled by the director of the Company, Ms. Xu, which was unsecured, interest-free and repayable on demand. In July 2010, the Company recovered the full amount from the related companies.

NOTE－6	PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Prepayments	$561,114	$20,662
Rental deposits	11,569	55,889
Other receivables	56,535	3,027

	$629,218	$79,578

Prepayments represented certain prepaid expenditures which will be expensed in the next twelve months.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－7	PURCHASE DEPOSITS OF PLANT AND EQUIPMENT

Purchase deposits of plant and equipment represented prepayments to vendors for the construction of additional kitchen facilities (see note 4), which are interest free and unsecured. Purchase deposits are recorded when payment is made by the Company and relieved against plant and equipment when they are received by the Company. The remaining balances will be subsequently settled upon the delivery of kitchen facilities within the next 12 months.

NOTE－8	LAND USE RIGHTS

Land use rights consist of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Land use rights, at cost	$2,242,652	$1,385,463
Less: accumulated amortization	(189,057)	(88,819)
Less: foreign translation difference	8,352	(48)
Land use rights, net	2,061,947	1,296,596
Less: current portion	(225,288)	(138,546)

Land use rights, non-current portion	$1,836,659	$1,158,050

For the three months ended June 30, 2010 and 2009, amortization expense was $50,083 and $18,052, respectively and recorded in cost of revenue.

For the six months ended June 30, 2010 and 2009, amortization expense was $100,191 and $36,122, respectively and recorded in cost of revenue.

The estimated annual amortization expense on the land use rights in the next five years and thereafter are as follows:

Year ending June 30:
2011	$225,288
2012	225,288
2013	225,288
2014	225,288
2015	225,288
Thereafter	935,507

Total:	$2,061,947

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－9	PLANT AND EQUIPMENT

Plant and equipment consist of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Leasehold improvement	$647,400	$236,301
Kitchenware	1,070,771	795,794
Furniture, fittings and equipment	59,000	35,980
Motor vehicles	171,840	69,864
Foreign translation difference	7,905	1,331
	1,956,916	1,139,270
Less: accumulated depreciation	(301,415)	(170,953)
Less: foreign translation difference	(1,218)	(347)

Plant and equipment, net	$1,654,283	$967,970

Depreciation expense for the three months ended June 30, 2010 and 2009 was $92,616 and $24,506 which included $49,731 and $16,580 cost of revenue, respectively.

Depreciation expense for the six months ended June 30, 2010 and 2009 was $173,829 and $34,562, which included $96,079 and $21,134, in cost of revenue, respectively.

NOTE－10	SHORT-TERM BANK BORROWING

In June 2010, the Company entered into a short-term loan borrowing of $205,622 (equivalent to RMB 1,400,000) with a PRC financial institution, due August 16, 2010, which bears an annual interest at 4.455% per annum. The borrowing is secured by a lien on the Company’s trade accounts receivable in the PRC.

NOTE－11	AMOUNT DUE TO A DIRECTOR

As of June 30, 2010 and December 31, 2009, amounts due to a director of $13,699 and $0 represented temporary advances from a director of the Company, Ms. Xu, which was unsecured, interest-free and has no fixed terms of repayment.

NOTE－12	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consist of the followings:

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Accrued operating expenses	$211,093	$178,741
Accrued salaries and welfare expense	389,320	393,212
Customers deposit	3,226	5,631
VAT payable	371,418	3,061
Other payables	25,826	27,389

	$1,000,883	$608,034

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－13	INCOME TAXES

For the six months ended June 30, 2010 and 2009, the local (United States) and foreign components of income (loss) before income taxes were comprised of the following:

	Six months ended June 30,
	2010	2009
Tax jurisdictions from:
– Local	$(30,000)	$-
– Foreign	3,452,818	2,097,215

Income before income taxes	$3,422,818	$2,097,215

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States of America, BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

GHN is registered in the State of Nevada and is subject to United States of America tax law. As of June 30, 2010, the operation in the United States of America incurred $449,440 of cumulative net operating loss which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2030, if utilized. The Company has provided for a cumulative valuation allowance against the deferred tax assets of $152,810 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

British Virgin Islands

Under the current BVI law, Easecharm is not subject to tax on income. For the six months ended June 30, 2010 and 2009, Easecharm has not incurred any operations.

Hong Kong

HKYD and Joy City are subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on assessable income. For the six months ended June 30, 2010 and 2009, HKYD and Joy City have not incurred any operations.

The PRC

The Company generated substantially its net income from its PRC operation through Yikoule, Xinyixiang, Yiqi and Yixinrong, the operating subsidiaries and VIE in the PRC. Yikoule, Xinyixiang and Yiqi are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25% and entitled to tax holiday with the preferential tax rates for entities operating in special economic zones. The applicable tax rate is progressively increased to 25% over a period of 5 years.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Yixinrong is registered as a sole-proprietor and required to pay the PRC income tax on predetermined tax rate at 1.2% on turnover during the year. The predetermined tax rate is agreed and determined between such enterprises and the PRC tax bureau of local government and is subject to annual review and renewal.

The reconciliation of income tax rate to the effective income tax rate for the six months ended June 30, 2010 and 2009 is as follows:

	Six months ended June 30,
	2010	2009

Income before income taxes from PRC operation	$3,452,818	$2,097,215
Statutory income tax rate	25%	25%
Income tax expense at statutory tax rate	863,204	524,304

Net operating loss carryforwards	-	9,377
Prior year adjustment	-	4,508
Effect of non-taxable items	(112,789)	-
Effect of tax holiday	(53,860)	(108,543)
Effect on non-deductible items	13,377	9,030
Effect of different tax bases	(206,798)	(417,579)

Income tax expense	$503,134	$21,097

The following table sets forth the significant components of the aggregate net deferred tax assets of the Company as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Deferred tax assets:
Net operating loss carryforwards from:
- Local	$152,810	$142,610
- Foreign	29,689	29,689
	182,499	172,299
Less: valuation allowance	(182,499)	(172,299)

Deferred tax assets	$-	$-

As of June 30, 2010, the Company incurred $568,422 of aggregate cumulative net operating loss carryforwards available to offset its taxable income for income tax purposes. The Company has provided for a full cumulative valuation allowance against the deferred tax assets of $182,499 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future. For the six months ended June 30, 2010, the valuation allowance increased by $10,200, primarily relating to net operating loss carryforward in local and foreign tax regimes.

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

NOTE－15	STATUTORY RESERVE

Under the PRC Law, Yikoule, Ningbo Yiqi and Xinyixiang, operating subsidiaries in the PRC are required to make appropriations to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the six months ended June 30, 2010, the Company made appropriations of $163,356 to the reserve, based on its net income under the PRC GAAP.

NOTE－16	SEGMENT REPORTING – BUSINESS SEGMENT

The Company operates two reportable business segments in the PRC, as defined by ASC Topic 280:

●	Catering / Food Distribution Business – provision of catering services, canteen sale and sale of frozen lunch boxes

●
Agricultural Business – trading of agricultural products, where the Company reports its revenue on a gross basis for the three and six months ended June 30, 2010 and on a ‘net’ basis as an agent for the three and six months ended June 30, 2009.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 3). The Company had no inter-segment sales for the three and six months ended June 30, 2010 and 2009.

Summarized financial information concerning the Company’s reportable segments is shown in the following table for the three and six months ended June 30, 2010 and 2009:

	Three months ended June 30, 2010
	Catering / food distribution business	Agricultural business	Total
Revenues from external customers:-
- Products sales	$27,761	$6,539,094	$6,566,855
- Catering service and restaurant sales	2,075,281	-	2,075,281
Total revenue, net	2,103,042	6,539,094	8,642,136

Cost of revenue:-
- Amortization of land use rights	-	50,083	50,083
- Food expenses	1,186,715	4,709,305	5,896,020
- Labor expenses	164,932	220,241	385,173
- Other operating expenses	220,243	20	220,263
Total cost of revenue	1,571,890	4,979,649	6,551,539

Gross profit	531,152	1,559,445	2,090,597
Depreciation and amortization	89,869	52,831	142,700
Net income	98,384	1,575,015	1,673,399
Total assets	4,683,014	6,384,795	11,067,809
Expenditure for long-lived assets	$74,527	$166	$74,693

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Six months ended June 30, 2010
	Catering / food distribution business	Agricultural business	Total
Revenues from external customers:-
- Products sales	$51,871	$12,965,522	$13,017,393
- Catering service and restaurant sales	3,486,816	-	3,486,816
Total revenue, net	3,538,687	12,965,522	16,504,209

Cost of revenue:-
- Amortization of land use rights	-	100,191	100,191
- Food expenses	2,000,470	9,757,864	11,758,334
- Labor expenses	326,364	274,097	600,461
- Other operating expenses	279,792	20	279,812
Total cost of revenue	2,606,626	10,132,172	12,738,798

Gross profit	932,061	2,833,350	3,765,411
Depreciation and amortization	168,420	105,600	274,020
Net income	657,147	2,262,537	2,919,684
Total assets	4,683,014	6,384,795	11,067,809
Expenditure for long-lived assets	$484,872	$857,193	$1,342,065

	Three months ended June 30, 2009
	Catering / food distribution business	Agricultural business	Total
Revenues from external customers:-
- Products net sales	$2,090	$1,024,540	$1,026,630
- Catering service and restaurant sales	248,263	-	248,263
Total revenue, net	250,353	1,024,540	1,274,893

Cost of revenue:-
- Amortization of land use rights	-	18,052	18,052
- Food expenses	113,932	-	113,932
- Labor expenses	23,804	4,634	28,438
- Other operating expenses	17,927	6,220	24,147
Total cost of revenue	155,663	28,906	184,569

Gross profit	94,690	995,634	1,090,324
Depreciation and amortization	24,506	18,052	42,558
Net income	38,021	987,071	1,025,092
Total assets	4,049,554	2,089,218	6,138,772
Expenditure for long-lived assets	$232,298	$1,378,750	$1,611,048

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Six months ended June 30, 2009
	Catering / food distribution business	Agricultural business	Total
Revenues from external customers:-
- Products net sales	11,639	2,123,222	2,134,861
- Catering service and restaurant sales	458,759	-	458,759
Total revenue, net	470,398	2,123,222	2,593,620

Cost of revenue:-
- Amortization of land use rights	-	36,122	36,122
- Food expenses	271,851	-	271,851
- Labor expenses	44,794	8,563	53,357
- Other operating expenses	32,349	17,431	49,780
Total cost of revenue	348,994	62,116	411,110

Gross profit	121,404	2,061,106	2,182,510
Depreciation and amortization	34,562	36,122	70,684
Net income	24,134	2,051,984	2,076,118
Total assets	4,049,554	2,089,218	6,138,772
Expenditure for long-lived assets	$232,757	$1,378,750	$1,611,507

All long-lived assets are located in the PRC.

NOTE－17	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

For the three and six months ended June 30, 2010 and 2009, the customer who accounts for 10% or more of the Company’s revenues and its outstanding balance at period-end date, are presented as follows:

	Three months ended June 30, 2010		June 30, 2010
	Revenues	Percentage of revenues	Trade accounts receivable

Customer A	$3,412,296	39%	$43,264
Customer B	1,598,269	18%	-

Total:	$5,010,565	57%	$43,264

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Six months ended June 30, 2010		June 30, 2010
	Revenues	Percentage of revenues	Trade accounts receivable

Customer A	$6,926,608	42%	$43,264
Customer B	4,095,071	25%	-

Total:	$11,021,679	67%	$43,264

	Three months ended June 30, 2009		June 30, 2009
	Revenues	Percentage of revenues	Trade accounts receivable

Customer C	$686,492	54%	$224,893
Customer D	327,877	26%	243,634

Total:	$1,014,369	80%	$468,527

	Six months ended June 30, 2009		June 30, 2009
	Revenues	Percentage of revenues	Trade accounts receivable

Customer C	$1,422,682	55%	$224,893
Customer D	679,490	26%	243,634

Total:	$2,102,172	81%	$468,527

(b)         Major vendors

For the three and six months ended June 30, 2010, the vendor who accounts for 10% or more of the Company’s purchases and its outstanding balance at period-end date, are presented as follows:

	Three months ended June 30, 2010		June 30, 2010
	Purchases	Percentage of purchases	Trade accounts payable

Vendor A	$1,094,279	18%	$-
Vendor B	950,420	15%	-
Vendor C	758,040	12%	-

Total:	$2,802,739	45%	$-

	Six months ended June 30, 2010		June 30, 2010
	Purchases	Percentage of purchases	Trade accounts payable

Vendor A	$2,768,032	23%	$-
Vendor B	2,127,931	18%	-
Vendor C	1,816,827	15%	-

Total:	$6,712,790	56%	$-

GHN AGRISPAN HOLDING COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

For the three and six months ended June 30, 2009, there was no vendor who accounted for 10% or more of the Company’s purchases.

(c)         Credit risk

No financial instruments that potentially subject the Company to significant concentrations of credit risk. Concentrations of credit risk are limited due to the Company’s large number of transactions are on the cash basis.

(d)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(e)       Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from short-term bank borrowing. Borrowing issued at variable rate expose the Company to cash flow interest rate risk. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of June 30, 2010, the borrowing was at fixed rate.

NOTE－18	COMMITMENT AND CONTINGENCIES

(a)         Operating leases commitments

The Company’s subsidiaries operating in PRC were committed under a number of non-cancelable operating leases of kitchen facilities and premises, several fruit plantations with various terms ranging from 2 to 10 years with fixed monthly rentals, due through September 2019. Total rent expenses for the six months ended June 30, 2010 and 2009 was $73,900 and $82,162, respectively.

The aggregate future minimum rental payments due under various non-cancelable operating leases in the next five years and thereafter are as follows:

	Operating lease commitments
	Kitchen facilities and premises	Fruit plantation farmlands	Total
Year ending June 30,
2011	$127,598	$-	$127,598
2012	94,766	-	94,766
2013	16,874	665,172	682,046
2014	-	-	-
2015	-	-	-
Thereafter	-	886,896	886,896

Total	$239,238	$1,552,068	$1,791,306

(b)         Capital commitment

In December 2009 and January 2010, the Company entered into several contracts in connection with the expansion plan to contract the additional kitchen facilities totaling $749,696. For the six months ended June 30, 2010, the Company expended $321,626 relating to the addition of kitchenware and construction cost of kitchen facilities in Ningbo City, Zhejiang Province in the PRC from its restricted cash (see Note 4) and the additional fund from working capital. The Company has the future contingent payment of $428,070 on the future purchase of additional kitchenware.

ITEM 2    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking statements

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this quarterly report on Form 10-Q. This quarterly report on Form 10-Q contains certain forward-looking statements and our future operating results could differ materially from those discussed herein.  Certain statements contained in this discussion, including, without limitation, statements containing the words "believes," "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  However, as we issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.

Overview

We generate revenues from two sources:

●	Catering/Food Distribution business
●	Agricultural business

In our Catering/Food Distribution business, we cook and supply traditional Chinese meals. We use fresh ingredients and if possible natural products certified under Chinese law as pollution-free materials. We sell semi-cooked meals (catering services) to factories, operate restaurants (restaurant sales) and frozen lunch boxes to convenience stores and supermarkets. Our target market for catering services and restaurant sales is mainly factory workers, white-collar workers, as well as the staff and customers in department stores, shopping malls and, for frozen lunch boxes, supermarkets.  Due to the economic downturn that started in late 2008 and because of concerns about the financial ability of our customers to make timely payments, we substantially reduced our catering/food distribution business.  Commencing the third quarter of 2009, we have begun to ramp up these businesses again, now serving approximately 35 factory locations and starting with marketing of lunch boxes to supermarket chains.

We have two lines of operation in our agricultural business:

●
Agricultural Trading – We trade agricultural products as an agent from other companies or agricultural producers for resale during 2009.  Beginning in 2010, we no longer act as agents and all revenue during 2010 is reported gross.

●
Agricultural Plantation – Since 2009, we lease land use rights and sub-contract the cultivation right to the existing farmers of the leased farmland to grow agricultural products in accordance with our specification and re- sell the agricultural products. Starting in 2010, we anticipate that we will also use some of these products as a minor amount of raw materials in our catering/food distribution business.

We expect to expand our catering/food distribution business to the cities of Shanghai and Suzhou in the fourth quarter of 2010.

As of June 30, 2010, our catering/food distribution operations are located in Quanzhou, Ningbo City and Xiamen City, China. During the third quarter of 2009, we leased the factory in Ningbo and carried out factory renovations and equipment investments.  The factory is fully operational.

We also anticipate an increase in our agricultural products given the Chinese government’s current preferential national policy towards the agricultural industry is currently at a low level of development.  We plan to expand sales to Shanghai and Suzhou regions in the future.

Results of Operations

Comparison of the three months ended June 30, 2010 and the three months ended June 30, 2009

The following table compares the revenues for the three months ended June 30, 2010 to the three months ended June 30, 2009.

	Three Months Ended
	June 30,
	2010	2009	Change
	Revenue	Revenue	$	%
Product sales	$6,566,855	$-	$6,566,855	100%
Product net sales	-	1,026,630	(1,026,630)	(100)%
Catering service and restaurant sales	2,075,281	248,263	1,827,018	736%
	$8,642,136	$1,274,893	$7,367,243	578%
Product Sales:  We generated revenue of $6,566,855 for the three months ended June 30, 2010, an increase of $6,566,855 or 100% compared to $0 for the three months ended June 30, 2009.  For the three months ended June 30, 2010, we assumed the position of primary obligor and recognized revenue on a gross amount billed to the customers when the persuasive evidence of an arrangement exist, the products are delivered, the fee is fixed and determined and the collection of the resulting receivable is probable. We anticipate this business to increase as we expand into the market. On the other hand, we recorded revenue on a net basis and classified as product net sales for the three months ended June 30, 2009.

Product net sales: We generated revenue of $0 for the three months ended June 30, 2010, a decrease of $1,026,630 or 100% compared to $1,026,630 for the three months ended June 30, 2009.  For the three months ended June 30, 2009, we recorded the revenue net of procurement costs paid to the suppliers for the agricultural trading as these revenues were recognized on a net basis in accordance with ASC Topic 605-45-45, “Overall Consideration of Reporting Revenue Gross As A Principal Versus Net As An Agent” because we performed as an agent without assuming the risk and rewards of ownership of the distribution and sale of agricultural products. All costs associated with the delivery of product are not borne by us. On the other hand, we recorded revenue on a gross basis as we assumed the position of primary obligor and classified as product sales.

Catering service and restaurant sales:  We generated revenue of 2,075,281 for the three months ended June 30, 2010, an increase of $1,827,018 or 736% compared to$248,263 for the three months ended June 30, 2009.  During the first half year of 2009, we reduced our catering business operations in response to the economic downturn.  In the third quarter of 2009, we established a new central kitchen in Ningbo as part of our growth initiative to expand our catering business.  The increase in revenue for the three months ended June 30, 2010 is primarily attributable to the increase in sales from the establishment of the Ningbo kitchen and the continued increase in sales in Quanzhou and Xiamen cities.  We expect our revenues to continue to increase each quarter as our operations expand into new cities.

The following table compares the costs of revenues for the three months ended June 30, 2010 to the three months ended June 30, 2009.

Three Months Ended June 30,
2010		2009
Cost of	% of	Cost of	% of
Revenue	Revenue	Revenue	Revenue
$6,551,539	75.8%	$213,475	16.7%

The cost of sales as a percentage of revenue was 75.8% for the three months ended June 30, 2010 compared to 14.5% for the three months ended June 30, 2009.  The increase is primarily attributable to the recognition of revenue in which we recognized in a gross basis for the three months ended June 30, 2010.

Sales and marketing: We incurred sales and marketing expense of $1,571 for the three months ended June 30, 2010, a decrease of $14,719 compared to $16,290 for the three months ended June 30, 2009.  The change is not significant.

General and administrative:  We incurred general and administrative expenses of $250,198 for the three months ended June 30, 2010, an increase of $217,303 or 661% compared to $32,895 for the three months ended June 30, 2009.  The increase is primarily attributable to the continued expansion of our catering business operations in Ningbo City, Xiamen and Quanzhou.

Income tax expense: We recorded tax expense of $238,428 (12.5% of income before taxes) for the three months ended June 30, 2010 compared to $16,047 (1.5% of income before taxes) for the three months ended June 30, 2009.  The increase in income tax expense is primarily due to two factors:  1) the majority of the income was contributed from Ningbo Yiqi whose statutory income tax rate is 25% and 2) the change in tax rates due to tax holiday rates gradually increasing over 5 years.

Comparison of the six months ended June 30, 2010 and the six months ended June 30, 2009

The following table compares the revenues for the six months ended June 30, 2010 to the six months ended June 30, 2009.

	Six Months Ended
	June 30,
	2010	2009	Change
	Revenue	Revenue	$	%
Product sales	$13,017,393	$-	$13,017,393	100%
Product net sales	-	2,134,861	(2,134,861)	(100)%
Catering service and restaurant sales	3,486,816	458,759	3,028,057	660%
	$16,504,209	$2,593,620	$13,910,589	536%

Product Sales:  We generated revenue of $13,017,393 for the six months ended June 30, 2010, an increase of $13,017,393 or 100% compared to $0 for the six months ended June 30, 2009.  .  For the six months ended June 30, 2010, we assumed the position of primary obligor and recognized revenue on a gross amount billed to the customers when the persuasive evidence of an arrangement exist, the products are delivered, the fee is fixed and determined and the collection of the resulting receivable is probable. We anticipate this business to increase as we expand into the market. On the other hand, we recorded revenue on a net basis and classified as product net sales for the six months ended June 30, 2009.

Product net sales: We generated revenue of $0 for the six months ended June 30, 2010, a decrease of $2,134,861 or 100% compared to $2,134,861 for the six months ended June 30, 2009.  For the six months ended June 30, 2009, we recorded the revenue net of procurement costs paid to the suppliers for the agricultural trading as these revenues were recognized on a net basis in accordance with ASC Topic 605-45-45, “Overall Consideration of Reporting Revenue Gross As A Principal Versus Net As An Agent” because we performed as an agent without assuming the risk and rewards of ownership of the distribution and sale of agricultural products. All costs associated with the delivery of product are not borne by us. On the other hand, we recorded revenue on a gross basis as we assumed the position of primary obligor and classified as product sales.

Catering service and restaurant sales:  We generated revenue of $3,486,816 for the six months ended June 30, 2010, an increase of $3,028,057 or 660% compared to$458,759 for the six months ended June 30, 2009.  During the first half year of 2009, we reduced our catering business operations in response to the economic downturn.  In the third quarter of 2009, we established a new central kitchen in Ningbo as part of our growth initiative to expand our catering business.  The increase in revenue for the six months ended June 30, 2010 is primarily attributable to the increase in sales from the establishment of the Ningbo kitchen and the continued increase in sales in Quanzhou and Xiamen cities.  We expect our revenues to continue to increase each quarter as our operations expand into new cities.

The following table compares the costs of revenues for the six months ended June 30, 2010 to the six months ended June 30, 2009.

Six Months Ended June 30,
2010		2009
Cost of	% of	Cost of	% of
Revenue	Revenue	Revenue	Revenue
$12,738,798	77.2%	$411,110	15.9%

The cost of sales for as a percentage of revenue was 77.2% for the six months ended June 30, 2010 compared to 15.9% for the six months ended June 30, 2009.  The increase is primarily attributable to the recognition of revenue in which we recognized in a gross basis for the three months ended June 30, 2010.

Sales and marketing: We incurred sales and marketing expense of $10,533 for the six months ended June 30, 2010, a decrease $7,330 compared to $17,863 for the six months ended June 30, 2009.  Sales and marketing as a percentage of revenue was 0.1% and 0.7% for the six months ended June 30, 2010 and 2009 respectively.  The change is not significant.

General and administrative:  We incurred general and administrative expenses of $404,903 for the six months ended June 30, 2010, an increase of $337,471 or 500% compared to $67,432 for the six months ended June 30, 2009.  The increase is primarily attributable to the continued expansion of our catering business operations in Ningbo City, Xiamen and Quanzhou.

Income tax expense: We recorded tax expense of $503,134 (14.7% of income before taxes) for the six months ended June 30, 2010 compared to $21,097 (1.0% of income before taxes) for the six months ended June 30, 2009.  The increase in income tax expense  is primarily due to two factors:  1) the majority of the income was contributed from Ningbo Yiqi whose statutory rate is 25% and 2) the change in tax rates due to tax holiday rates gradually increasing over 5 years.

Liquidity and Capital Resources

As of June 30, 2010 and December 31, 2009, we had working capital of $3,646,551 and $1,004,071, respectively.

We had net cash provided by operating activities of $799,136 for the six months ended June 30, 2010, which consisted primarily of net income of $2,919,684, an increase in income tax payable of $464,247, an increase in accrued liabilities and other payables of $390,416, offset primarily by prepayments to land use right of $857,193, increase in accounts receivable of $877,802 and prepayment deposits and other receivables of $1,064,444.

We had net cash provided by operating activities of $1,113,709 for the six months ended June 30, 2009, which consisted primarily of net income of $2,076,118, a decrease in accounts receivable of $472,236 offset by $1,378,750 for prepayments on land use rights.

For the six months ended June 30, 2010, we had net cash provided by investing activities of $378,542.  We used cash to purchase $484,872 of plant and equipment and to make payments on purchase of deposit of plant and equipment of $244,729.  Cash provided by investing was the change in restricted cash of $1,108,143.

For the six months ended June 30, 2009, we had net cash provided in investing activities of $307,405.  We used cash to purchase $232,757 of plant and equipment and to make payments on purchase of deposit of plant and equipment of $341,457.  Cash provided by investing was the change in restricted cash of $803,284.

For the six months ended June 30, 2010, we used cash in financing activities of $184,817.  We used cash of $403,353 to make payments to related parties.  We received $204,837 from short-term bank borrowings and $13,699 from advances from a director.

For the six months ended June 30, 2009, we used cash of $1,075,604 to make payments to related parties.

We will need approximately $6 million to complete the planned large-scaled warehouse kitchens in Shanghai and Suzhou.  We anticipate that we will begin location and selection during the third quarter 2010.   We plan to fund our expansions through proceeds from our on-going operations, and we plan to obtain additional funding by issuing debt or the sale of stock, if market conditions are appropriate.  We are not currently in negotiations with any lenders or other funding sources and we are not certain that we will be able to obtain additional funding on terms favorable to us or at all.

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Critical Accounting Policies and Estimates

The preparation of these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We have identified certain accounting policies that are significant to the preparation of our condensed consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operations.  Critical accounting policies are those that are most important to the presentation of our financial condition and results of operations and require management's subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments.  We believe the following accounting policies are critical in the preparation of our financial statements.

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the reporting periods. Actual results may differ from these estimates.

Impairment of Long-Lived Assets

We periodically review long-lived assets, including plant and equipment and land use rights for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset.

Revenue Recognition

In accordance with the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

(a)	Product sales

(i)	Trading of agricultural products

The Company generates revenue from the distribution and re- sale of agricultural products such as fruits, vegetables and dry food products in the PRC. Under the terms of various arrangements, the Company usually performs as an agent and receives a fixed, contracted percentage of service fee, based upon the invoiced amount of agricultural products procured on the client’s behalf.

The Company has followed the guidance of Emerging Issues Task Force (“EITF”) 99-19, “ Reporting Revenue Gross As A Principal Versus Net As An Agent” (“EITF 99-19”) whereby the Company evaluates transactions on a case by case basis to determine whether the transaction should be recorded on a gross basis as a principal or net basis as an agent. This evaluation includes, but not limited to, assessing whether the Company (1) or third-party supplier is a primary obligor in the arrangement, (2) has general inventory risk, (3) has latitude in establishing pricing, (4) has discretion in supplier selection, (5) can physically change the product, (6) has credit risk and (7) acts as an agent or broker with compensation on a commission or fixed fee basis.

Net basis as an agent

Based on its assessment of the indicators listed in the EIFT 99-19, the Company has concluded that the existing trading business should be accounted for on a net basis. Accordingly, revenue is recognized when services are performed and recorded, net of the purchase costs paid to the suppliers, as the Company is not the primary obligor assuming no risk and rewards of ownership of the agricultural products, the percentage earned is typically fixed and does not bear general inventory and credit risk.

Gross basis as a principal

In any instance, the Company assumes the position of primary obligor and thus will recognize revenue on the gross amount billed to the customers when persuasive evidence of an arrangement exists, the products are delivered, the fee is fixed and determined and the collection of the resulting receivable is probable. Under the gross basis accounting, the related cost of revenue will be separately recorded, which primarily consists of seeds, fertilizers, pesticides, purchase costs of agricultural products for re- sale , subcontracting fee, amortization of land use rights and other operating costs directly attributable to the trading business.

(ii)	Sale of frozen lunch boxes

The Company generally sells its frozen lunch boxes to the retail chains and convenience stores on a basis of limited return rights. Revenue is recognized when title passes upon delivery of its products to customers, net of applicable provisions for returns and allowances and business taxes. Since these frozen lunch boxes are perishable, the right of return is limited to 24 hours after the delivery date.

(b)	Catering service and restaurant sales

(i)	Catering services

Catering services are either provided at the customers’ workplaces or the Company’s central kitchens under the contract for the period ranging from 3 months to 1 year. Revenues for catering services billed on per-unit (meal) basis are recognized as the services are sold to the customer, net of business taxes.

(ii)	Restaurant sales

The Company operates restaurant to provide the meal service in the industrial zone. Revenue from restaurant sales is recognized when food and beverage products are sold to the customers, net of business taxes.

(c)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

Income taxes

Our provision for income taxes is determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recently issued accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2009, the Financial Accounting Standard Board (“FASB”) issued certain amendments as codified in ASC Topic 605-25, “Revenue Recognition; Multiple-Element Arrangements.” These amendments provide clarification on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. An entity is required to allocate revenue in an arrangement using estimated selling prices of deliverables in the absence of vendor-specific objective evidence or third-party evidence of selling price. These amendments also eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The amendments significantly expand the disclosure requirements for multiple-deliverable revenue arrangements.  These provisions are to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company will adopt the provisions of these amendments in its fiscal year 2011 and is currently evaluating the impact of these amendments to its consolidated financial statements.

In March 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-11, “Derivatives and Hedging (Topic 815) — Scope Exception Related to Embedded Credit Derivatives.” ASU 2010-11 clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirements are those that relate to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective on July 1, 2010 and are not expected to have a significant impact on the Company’s consolidated financial statements.

 In April 2010, the FASB issued ASU 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU 2010-13 provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. ASU 2010-13 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010 and is not expected to have a significant impact on the Company’s financial statements.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in ASU 2010-19 are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2010, the FASB issued new accounting guidance that will require additional disclosures about the credit quality of loans, lease receivables and other long-term receivables and the related allowance for credit losses. Certain additional disclosures in this new accounting guidance will be effective for the Company on December 31, 2010 with certain other additional disclosures that will be effective on March 31, 2011. The Company does not expect the adoption of this new accounting guidance to have a material impact on its consolidated financial statements.

ITEM 3    Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

ITEM 4    Controls and Procedures

Evaluation of disclosure controls and procedures

We maintain a system of disclosure controls and procedures that is designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that, as of June 30, 2010, our disclosure controls and procedures were effective.

Changes in internal control over financial reporting

There were no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2010, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1    Legal Proceedings

We are not a party to any legal or administrative proceedings that we believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

ITEM 1A        Risk Factors

Not applicable.

ITEM 2    Unregistered Sales of Equity Securities and Use of Proceeds

None.

ITEM 3    Defaults upon Senior Securities

None.

ITEM 4    (Removed and Reserved)

ITEM 5    Other Information

On June 22, 2010, and June 29, 2010, we amended and restated our Bylaws and Articles of Incorporation, respectively, to include provisions which may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.  These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors and to discourage certain types of coercive takeover practices and inadequate takeover bids.

Among other things, our articles and bylaws provide that:

●	our shareholders may not call special meetings of our shareholders unless they hold in excess of 50% of the shares entitled to vote at a meeting of shareholders;
●	our board of directors may designate the terms of, and issue a new series of preferred stock with, voting or other rights without shareholder approval;
●	our directors have the power to adopt, amend or repeal our bylaws without shareholders approval;
●	our shareholders may not cumulate votes in the election of directors; and
●
we will indemnify directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

A copy of the amended and restated Bylaws and Articles of Incorporation are filed with this Report on Form 10-Q as exhibits 3.2 and 3.1.

ITEM 6    Exhibits

Exhibit Number	Description

2.1	Articles of Exchange (incorporated by reference to Exhibit 3.1 filed herewith).

3.1	Articles of Incorporation of the Company*.

3.2	Bylaws of the Company*.

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1, filed on October 14, 2009 (File No. 333-162471)).

4.3	GHN Agrispan Holding Company 2009 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form S-1, filed on October 14, 2009 (File No. 333-162471)).

31.1
Certification by Xu Yizhen, President and Chief Executive Officer of the Company, pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification by Li Xu, Chief Financial Officer of the Company, pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification by Xu Yizhen, President and Chief Executive Officer of the Company, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification by Li Xu, Chief Financial Officer of the Company, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GHN AGRISPAN HOLDING COMPANY

	By:	/s/ Xu Yizhen
Xu Yizhen
President and Chief Executive Officer

	By:	/s/ Li Xu
Li Xu
Date: August 10, 2010		Chief Financial Officer

Exhibit 31.1

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Xu Yizhen, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of GHN Agrispan Holding Company;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2010	By:	/s/ Xu Yizhen
	Name:	Xu Yizhen
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Li Xu, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of GHN Agrispan Holding Company;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2010	By:	/s/ Li Xu
	Name:	Li Xu
	Title:	Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of GHN Agrispan Holding Company, a Nevada corporation (the “Company”), on Form 10-Q for the quarter ended June 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Xu Yizhen, President and Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2010	By:	/s/ Xu Yizhen
	Name:	Xu Yizhen
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of GHN Agrispan Holding Company, a Nevada corporation (the “Company”), on Form 10-Q for the quarter ended June 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Li Xu, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2010	By:	/s/ Li Xu
	Name:	Li Xu
	Title:	Chief Financial Officer (Principal Financial Officer)